EXHIBIT (k)(ix)

SUBSCRIPTION AGENT AGREEMENT

This SUBSCRIPTION AGENT AGREEMENT (this “Agreement”) is entered into as of March 20, 2026, by and between Equiniti Trust Company, LLC (the “Subscription Agent”) and Neuberger High Yield Strategies Fund Inc. (the “Company”).

1.
The Company is offering (the “Rights Offering”) to the holders of shares of its common stock, par value $0.0001 per share (“Common Stock”), on March 23, 2026 (the “Record Date”), the right (“Rights”) to subscribe for additional Common Stock.  Except as set forth in Sections 9 and 10 below, Rights shall cease to be exercisable at 5:00 P.M., New York City time, on April 15, 2026 or such later date of which the Company notifies the Subscription Agent orally and confirms in writing (the “Expiration Date”). One (1) Right is being issued for one share of Common Stock held on the Record Date. Three (3) Rights and payment in full of the subscription price set forth in the Prospectus (as defined below) (the “Subscription Price”) are required to subscribe for one additional share of Common Stock.  Rights are evidenced by transferable subscription certificates in registered form (“Subscription Certificates”). Each holder of Subscription Certificate(s) who exercises the holder’s right to subscribe for all Common Stock that can be subscribed for with the Rights evidenced by such Subscription Certificate(s) (the “Basic Subscription Right”) will have the right, subject to any limitations set out in the Prospectus (as defined below), to subscribe for additional Common Stock, if any, available as a result of any unexercised Rights (such additional subscription right being referred to hereafter as the “Additional Subscription Privilege”).  The Rights Offering will be conducted in the manner and upon the terms set forth in the Company’s Prospectus, dated March 23, 2026, and Prospectus Supplement, dated March 23, 2026 (together, the “Prospectus”).

2.
The Subscription Agent is hereby appointed to effect the Rights Offering as set forth herein. The Subscription Agent may rely on, and shall be protected in acting upon, any certificate, instrument, opinion, representation, notice letter or other document delivered to it and believed by it in good faith to be genuine and to have been signed by the proper party or parties.

3.	Enclosed herewith are the following, the receipt of which the Subscription Agent acknowledges by its execution hereof:

(a)	a copy of the Prospectus;

(b)	the form of Subscription Certificate (with instructions);

(c)	resolutions adopted by the board of directors of the Company, or a Committee thereof, in connection with the Rights Offering, certified by the secretary of the Company; and

(d)	notice of guaranteed delivery (“Notice of Guaranteed Delivery”).

4.
As soon as is reasonably practical, the Subscription Agent shall mail or cause to be mailed or otherwise delivered to each holder of Common Stock at the close of business on the Record Date a Subscription Certificate evidencing the Rights to which such holder is entitled, a Notice of Guaranteed Delivery, a Prospectus and an envelope addressed to the Subscription Agent. Prior to mailing, the Company shall provide the Subscription Agent with blank Subscription Certificates which the Subscription Agent shall prepare and issue in the names of holders of Common Stock of record at the close of business on the Record Date and for the number of Rights to which they are entitled.  The Company shall also provide the Subscription Agent with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

5.	Subscription Procedure.

(a)
Upon the Subscription Agent’s receipt prior to 5:00 P.M., New York City time, on the Expiration Date (by mail or delivery) of (ii) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in Section 9 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check, wire or bank draft payable at par (without deduction for bank service charges or otherwise) to the order of “Equiniti Trust Company, LLC” the Subscription Agent shall as soon as practicable after the Expiration Date, but after performing the procedures described in subsections (b) and (c) below, mail to the subscriber’s registered address on the books of the Company evidence of the  Common Stock duly subscribed for (pursuant to the Basic Subscription Right and the Additional Subscription Privilege) and furnish a list of all such information to the Company.

(b)
As soon as practicable after the Expiration Date the Subscription Agent shall calculate the number of shares of Common Stock to which each subscriber is entitled pursuant to the Additional Subscription Privilege. The Additional Subscription Privilege may only be exercised by holders who subscribe to all the Common Stock that can be subscribed for under the Basic Subscription Right.  The Common Stock available for additional subscriptions will be  that which has not been subscribed and paid for pursuant to the Basic Subscription Right (the “Remaining Common Stock”).  Where there is sufficient Remaining Common Stock to satisfy all additional subscriptions by holders exercising their rights under the Additional Subscription Privilege, each holder shall be allotted the number of additional shares of Common Stock subscribed for. If the aggregate number of shares of Common Stock subscribed for under the Additional Subscription Privilege exceeds the number of shares of Remaining Common Stock, the number of shares of Remaining Common Stock allotted to each participant in the Additional Subscription Privilege shall be the product (disregarding fractions) obtained by multiplying the number of shares of Remaining Common Stock by a fraction of which the numerator is the number of shares of Common Stock subscribed for by that participant under the Additional Subscription Privilege and the denominator is the aggregate number of shares of

(c)
Remaining Common Stock subscribed for by all participants under the Additional Subscription Privilege. Any fractional shares of Common Stock to which persons exercising their Additional Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded to the next whole share of Common Stock.

(d)
Upon calculating the number of shares of Common Stock to which each subscriber is entitled pursuant to the Additional Subscription Privilege and the amount overpaid, if any, by each subscriber, the Subscription Agent shall, as soon as practicable, furnish a list of all such information to the Company.

(e)
Upon calculating the number of shares of Common Stock to which each subscriber is entitled pursuant to the Additional Subscription Privilege and assuming payment for the additional Common Stock subscribed for has been delivered, the Subscription Agent shall mail, as contemplated in subsection (a) above, evidence of the additional Common Stock which the subscriber has been allotted. If a lesser number of shares of Common Stock is allotted to a subscriber under the Additional Subscription Privilege than the subscriber has tendered payment for, the Subscription Agent shall remit the difference to the subscriber without interest or deduction at the same time as certificates representing the securities allotted pursuant to the Additional Subscription Privilege are mailed or otherwise delivered.

(f)
Funds received by the Subscription Agent pursuant to the Basic Subscription Right and the Additional Subscription Privilege shall be held by it in a segregated account. Upon mailing certificates representing the securities and refunding subscribers for additional Common Stock subscribed for but not allocated, if any, the Subscription Agent shall promptly remit to the Company all funds received in payment of the Subscription Price for Common Stock issued in the Rights Offering. The Subscription Agent will not be obligated to calculate or pay interest to any holder or party.

6.
Until 5:00 P.M., New York City time, on the third Business Day (as defined below) prior to the Expiration Date, the Subscription Agent shall facilitate subdivision or transfers of Subscription Certificates by issuing new Subscription Certificates in accordance with the instructions set forth on the reverse side of the Subscription Certificates. As used in herein, “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

7.
The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, the Subscription Agent shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. The Subscription Agent shall as soon as practicable return Subscription Certificates with the defects or irregularities which

8.
have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, the Subscription Agent should follow the same procedures followed for lost stock certificates representing Common Stock it uses in its capacity as transfer agent for the Company’s Common Stock.

9.
If prior to 5:00 P.M., New York City time, on the Expiration Date the Subscription Agent receives (i) payment in full of the Subscription Price for the Common Stock being subscribed for and (ii) a guarantee notice substantially in the form of the notice of guaranteed delivery (“Notice of Guaranteed Delivery”) delivered with the Subscription Certificate, from a financial institution having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of FINRA stating the certificate number of the Subscription Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the Subscription Certificate held by such exercising subscriber, the number of shares of Common Stock being subscribed for pursuant to the Rights and guaranteeing the delivery to the Subscription Agent of the Subscription Certificate evidencing such Rights within one (1) NYSE American trading day (“Trading Day”) following the date of the Notice of Guaranteed Delivery, then the Rights may be exercised even though the Subscription Certificate was not delivered to the Subscription Agent prior to 5:00 P.M., New York City time, on the Expiration Date, provided that within one Trading Day following the date of the Notice of Guaranteed Delivery the Subscription Agent receive the properly completed Subscription Certificate evidencing the Rights being exercised, with signatures guaranteed if required.

10.
If requested, the Subscription Agent shall deliver to the Company copies of the exercised Subscription Certificates in accordance with written directions received from the Company. The Subscription Agent shall deliver to the subscribers who have duly exercised Rights, at their registered addresses, evidence of the Common Stock duly subscribed for as instructed on the reverse side of the Subscription Certificates.

11.
The Subscription Agent shall notify the Company by email as promptly as practicable after the close of business on each Business Day during the period commencing on the date of the receipt by the Subscription Agent of the first exercise of Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending one (1) Trading Day after the Expiration Date) (a “daily notice”), of the following information: (i) the number of Rights exercised on the day covered by such daily notice, (ii) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iv) the cumulative total of the information set forth in clauses (i) through (iii) above.  At or before 5:00 P.M., New York City time, on the first Trading Day following the Expiration Date the Subscription Agent shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. At or before 10:00 A.M., New York City time, on the fifth Trading Day following the Expiration Date the Subscription Agent will execute and deliver to the Company a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Subscription Certificates have been timely received.

12.
The Subscription Agent shall also maintain and update a listing of holders who have fully or partially exercised their Rights, holders who have transferred their Rights and their transferees, and holders who have not exercised their Rights.  The Subscription Agent shall provide the Company or its designees with such information compiled by the Subscription Agent pursuant to this Section 10 as any of them shall request.

13.
With respect to notices or instructions to be provided by the Company hereunder, the Subscription Agent may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company or its investment adviser:

Name	Title
Gariel Nahoum	Chief Legal Officer, General Counsel – Registered Funds
Brian Kerrane	Chief Operating Officer and Vice President
Frank Rosato	Assistant Treasurer
Melissa Herr	Associate General Counsel – Registered Funds

14.	Whether or not the Rights Offering is consummated, the Company agrees to pay the Subscription Agent for services rendered hereunder, as set forth in the schedule attached to this Agreement.

15.
The Subscription Agent may employ or retain such agents (including but not limited to, vendors, advisors and subcontractors) as it reasonably requires to perform its duties and obligations hereunder; may pay reasonable remuneration for all services so performed by such agents; and in the case of counsel, may rely on the written advice or opinion of such counsel, which shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Subscription Agent hereunder in good faith and in accordance with such advice or opinion, provided such counsel is reasonably experienced with matters related to rights offerings and the services provided hereunder.  Additionally, the Subscription Agent shall identify, report and deliver any unclaimed property and/or payments to all states and jurisdictions for the Company and predecessor companies, in accordance with applicable abandoned property law.  The Subscription Agent shall also provide information agent services to the Company on terms to be mutually agreed upon by the parties hereto.

16.
The Company hereby covenants and agrees to indemnify, reimburse and hold the Subscription Agent and its officers, directors, and employees  harmless against any documented loss, liability or reasonable expense (including reasonable and documented legal and other fees and expenses) incurred by the Subscription Agent arising out of or in connection with entering into this Agreement or the performance of its duties hereunder, except for such losses, liabilities or expenses incurred as a result of its gross negligence, bad faith or willful misconduct.  The Company shall not be liable under this indemnity with respect to any claim against the Subscription Agent unless the Company is notified of the written assertion of a claim against it, or of any action commenced against it, promptly

17.
after it shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by the Subscription Agent to provide such notice shall not relieve the Company of any liability hereunder if no prejudice occurs.

In no event shall the Subscription Agent or the Company have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover.

All provisions regarding indemnification, liability and limits thereon shall survive the resignation or removal of the Subscription Agent or the termination of this Agreement.

18.
Each party (the “Receiving Party”) acknowledges that it may acquire or have access to Confidential Information (as defined below) of the other party (the “Disclosing Party”) in connection with this Agreement. The Receiving Party shall not disclose Confidential Information to any other person, and shall not use Confidential Information for any purposes other than in connection with the performance of its obligations under this Agreement; provided that the Receiving Party shall be permitted to disclose Confidential Information pursuant to (i) the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of legal counsel (in which case the Receiving Party agrees, to the extent practicable and not prohibited by applicable law, to inform the Disclosing Party promptly thereof prior to disclosure); or (ii) upon the request or demand of any regulatory authority having jurisdiction over the Receiving Party (in which case the Receiving Party agrees, to the extent practicable and not prohibited by applicable law, to inform the Disclosing Party promptly thereof prior to disclosure). The Receiving Party shall safeguard the Confidential Information to the same extent that it safeguards its own confidential information of a like nature and in any event with not less than a reasonable degree of care. “Confidential Information” means, as to the Disclosing Party and, if applicable, its affiliates: (i) information concerning the business of the Disclosing Party and, if applicable, its affiliates (including, without limitation, business, financial, technical, and other information marked or designated by such Party as “confidential” or “proprietary”, historical financial statements, financial projections and budgets, audits, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, and customer agreements); (ii) information that, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential; (iii) information, including account information, relating to the stockholders of the Disclosing Party; and (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party (as defined below), its affiliates, employees, agents, and representatives containing or based, in whole or in part, on any or all of the foregoing; provided that Confidential Information shall not include any information that (x) is or becomes (through no improper action or inaction of the Receiving Party) generally available to the public; (y) was rightfully disclosed to the Receiving Party by a third party without a breach of any confidentiality obligations hereunder; or (z) was independently developed by the Receiving Party without reference to or use of any Confidential Information.

19.
Any notice or communication by the Subscription Agent or the Company to the other is duly given if in writing and delivered in person or via first class mail (postage prepaid), or overnight air courier to the other’s address.

If to the Company:

Neuberger High Yield Strategies Fund, Inc.
1290 Avenue of the Americas, 22nd Floor
New York, NY 10104
Attn: Mutual Fund Administration

If to the Subscription Agent:

Equiniti Trust Company, LLC
28 Liberty Street, 53rd  Floor
 New York, NY 10005
                          Attn: Corporate Actions

Tel: (718) 921.8200

with copy to:

Equiniti Trust Company, LLC
28 Liberty Street, 53rd   Floor
                        New York, NY 10005
                        Attention: Legal Department
            Email: legalteamUS@equiniti.com

The Subscription Agent and the Company may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

20.
If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement between us to the full extent permitted by applicable law.

21.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, and shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

22.
Neither this Agreement, nor any rights or obligations hereunder, may be assigned by either party without the written consent of the other party. However, the Subscription Agent may assign this Agreement or any rights granted hereunder, in whole or in part, to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of the Subscription Agent’s assets or business without the prior written consent of the Company.

23.
No provision of this Agreement may be amended, modified or waived, except in writing signed by all of the parties hereto.  This Agreement may be executed in counterparts, each of which shall be for all purposes deemed an original, but all of which together shall constitute one and the same instrument.

24.
Nothing herein contained shall amend, replace or supersede any agreement between the Company and the Subscription Agent to act as the Company’s transfer agent, which agreement shall remain of full force and effect.

[signature page follows]

This Subscription Agent Agreement has been executed by the parties hereto as of the date first written above.

NEUBERGER HIGH YIELD STRATEGIES FUND INC.

By:
Name:	Brian Kerrane
Title:	Chief Operating Officer and Vice President

Agreed & Accepted:

EQUINITI TRUST COMPANY, LLC

By:  __________________________________
Name:
Title: